Exhibit 10.7 (c)

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

Specimen Service-Vested Restricted Stock Units Agreement – Employee

This Service-Vested Restricted Stock Units Agreement (consisting of this page containing designations and the Service-Vested Restricted Stock Units Terms and Conditions attached hereto or delivered concurrently herewith) (“Agreement”) evidences the grant by HORACE MANN EDUCATORS CORPORATION, a Delaware corporation (the “Company”), to you of Restricted Stock Units (“Units”) under the 2010 Comprehensive Executive Compensation Plan (“Plan”).

Designations:

Grantee:	(“Employee” or “you”)

Grant Date:

Number of Units Granted:

The Units shall vest and become nonforfeitable on the following Vesting Dates:	%age vested	Cumulative %age vested
Prior to third anniversary of Grant Date	0%	0%
Third anniversary of Grant Date	33%	33%
Fourth Anniversary of Grant Date	33%	66%
Fifth Anniversary of Grant Date	34%	100%

Except as otherwise provided in this Agreement, if Employee has a termination of service prior to the Vesting Date for any reason, any Units for which the Vesting Date has not occurred shall thereupon be forfeited immediately. If a Change in Control (as defined in Section 3.08(b) of the Plan) occurs and the acquiror does not assume this Agreement (as determined by the Committee in its discretion), the Units shall immediately vest and become nonforfeitable.

Settlement Date:	(Administrator will check only one)

___   No election to defer settlement has been made and the Units shall be settled as soon as administratively practicable after the date they become nonforfeitable, subject to the Terms and Conditions herein.

___ A valid election to defer settlement has heretofore been filed with the Company, and settlement shall be made in accordance with such election, whose terms are incorporated by reference.

The Units (Administrator will check only one) ____ include ___ do not include a right to Dividend Equivalents, which shall become nonforfeitable and be settled at the same time and manner as the Units to which they relate. The term “Units” includes any Dividend Equivalents credited to Employee’s Account.

Settlement:    The Units, together with Units, if any, credited as a result of Dividend Equivalents, will be settled by delivery of one share of the Company’s Stock for each Unit being settled.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has acknowledged the terms provisions of this Agreement.

HORACE MANN EDUCATORS CORPORATION

Date:______________________	By:_____________________________________

Attachment: Service-Vested Restricted Stock Units Terms and Conditions (3/1/11)

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

SERVICE-VESTED RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

The following Terms and Conditions apply to the Restricted Stock Units granted to Employee by the Company and Units resulting from Dividend Equivalents (if any), as specified in the Restricted Stock Units Agreement of which these Terms and Conditions form a part. Certain terms of the Units, including the number of Units granted, general vesting date(s) and settlement date, are set forth on the preceding page.

1. General.    By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of this Agreement and the Plan (as presently in effect or later amended) which are incorporated herein by reference, the rules and regulations under the Plan adopted from time to time, and any interpretations, decisions and determinations the Compensation Committee of the Company’s Board of Directors (the “Committee”) may make from time to time. Terms used in this Agreement but not defined herein shall have the same meanings as in the Plan, except that the term “Units” shall refer solely to the Units granted hereunder. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the provisions of the Plan govern.

2. Account for Employee.    The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units granted hereunder, and adjusted for any Dividend Equivalents or other adjustments to the Units or any settlement or forfeiture thereof.

3. Settlement in General; Six-month Delay for Specified Employees.    Settlement of Units for which no valid deferral election is in effect shall be made as soon as practicable following the date such the Units vest and become nonforfeitable, and in any event within 90 days following such date. Settlement of units for which a valid deferral election is in effect shall be made in accordance with such deferral election. Notwithstanding the foregoing provisions of this paragraph 3, if the Employee is a Specified Employee on the date of termination of service, any Units subject to Code Section 409A becoming subject to settlement on account of termination of service for any reason other than death shall not be settled earlier than six months and one day after the Employee’s termination of service.

4. Nontransferability and Other Limitations.    Until a Unit has been settled, Employee may not transfer the Unit or any rights relating thereto to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 12.03 of the Plan. Sales of shares of Stock delivered in settlement of Units will be subject to any Company policy regulating trading by Employees. Additional events could result in forfeiture or loss of the Units.

5. Termination of Service Prior to the Vesting Date.    Except as provided below in this paragraph 5, if Employee has a termination of service for any reason, any unvested Units shall thereupon be forfeited immediately.

(a) Death.    If Employee has a termination of service on account of Employee’s death, any unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms designated in this Agreement under “Settlement Date.”

(b) Disability.    If Employee has a termination of service on account of Employee’s disability, any unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms designated in this agreement under “Settlement Date.” The determination of disability under the Company’s long-term disability policy applicable to Employee (or which would be applicable if Employee had elected coverage) shall govern.

(c) Retirement.    If Employee Retires, a portion of Employees’ unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms designated in this agreement under “Settlement Date.” The portion that vests when the Employee Retires shall be determined by (a) multiplying the number of Units granted (as shown on the designations page) by a fraction, the numerator of which is the number of months elapsed since the Grant Date (for example, if the Grant Date is March 15, one month elapses as of the 14th of each subsequent month) and the denominator of which is 60, and then (b) subtracting the number of Units that became vested prior to the date the Employee Retired. Employee shall be deemed to have Retired upon termination of service for any reason other than death, disability, or Cause on or after the earlier of (i) the Employee’s attainment of 65 years of age and at least 5 years of service or (ii) the Employee’s attainment of age 55 and at least 10 years of service.

(d) Change in Control.    If a Change in Control (as defined in Section 3.08(b) of the Plan) occurs and on or after the occurrence of the Change in Control, but prior to the first anniversary thereof, Employee (i) has an involuntary termination of service other than for Cause and other than on account of death (as provided in Section 5(a)) or disability (as provided in Section 5(b)), or (ii) has a constructive termination, Employee’s unvested Units shall thereupon become vested and no longer subject to forfeiture, and shall be settled in accordance with the terms designated in this agreement under “Settlement Date.” Determination of whether Employee has had a constructive termination shall be made by the Committee in its discretion, consistent with the “good reason” definition under applicable Code Section 409A regulations Section 1.409A-1(n)(2).

6.	Dividend Equivalents and Adjustments.

(a) Dividend Equivalents.    Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units. Such crediting shall be as follows, except that the Committee may, in its discretion, vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional Units for administrative convenience), and Dividend Equivalents so credited will be distributed or settled when the underlying Account is settled:

(i) Cash Dividends.    If the Company declares and pays a dividend or distribution on

Stock in the form of cash, then additional Units shall be credited to Employee’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of Units credited to the Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share of Stock at the payment date for such dividend or distribution.

(ii) Non-Stock Dividends.    If the Company declares and pays a dividend or distribution on Stock in the form of property other than shares of Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to the Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share of Stock at such payment date, divided by the Fair Market Value of a share of Stock at such payment date.

(iii) Stock Dividends and Splits.    If the Company declares and pays a dividend or distribution on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Stock.

(b) Adjustments.    The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 12.05 of the Plan or otherwise, as the Committee may determine.

7.      Employee Representations and Warranties.    Employee acknowledges receipt of a Form S-8 Prospectus in connection with the grant of Units. As a condition to the settlement of the Units, the Company may require Employee to make any representation or warranty to the Company as may be determined by the Committee or by counsel to the Company to be appropriate or required by law or regulation.

8.      Miscellaneous.

(a) Binding Agreement; Written Amendments.    This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement, the Plan, and any deferral election relating to the Units constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or understandings with respect to the Units. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which materially impairs the rights of Employee with respect to the Units shall be valid unless expressed in a written instrument executed by Employee. Any amendment, alteration, suspension or termination required by law or the terms of any Agreement to which the Company is a party, or necessary to preserve or improve the tax status of the Units for the Employee shall be deemed not to materially impair the rights of the Employee with respect to the Units.

(b) No Promise of Continued Employment.    The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law.    The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and in accordance with applicable federal law.

(d) Fractional Units and Shares.    The number of Units credited to Employee’s Account shall include fractional Units calculated to at least two decimal places, unless otherwise determined by the Committee. Upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(e) Mandatory Tax Withholding.    Unless otherwise determined by the Committee, at the time the Units become subject to tax, the Company will withhold from any shares deliverable in settlement of the Units (or if the Units become subject to tax prior to the settlement date, the Company will reduce the number of Units in the Employee’s Account), in accordance with Section 12.06 of the Plan, the number of whole shares of Stock having a value nearest to, but not exceeding, the amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Employee will be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due with respect to the Units upon vesting or settlement or otherwise.

(f) Unfunded Obligations.    The grant of the Units and the maintenance of Employee’s Account shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

(g) Notices.    Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Shared Services: HR Financial Services, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

(h) No Shareholder Rights.    Employee and any Beneficiary shall not have any rights with respect to Stock (including voting rights) covered by this Agreement prior to the settlement of the Units and distribution of the shares of Stock as specified herein.

Effective 3/1/11